Exhibit 23.1

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS
13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1707	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the oil and gas reserve information in the Enduro Royalty Trust Securities and Exchange Commission Form 10-K for the year ended December 31, 2017, based on the reserve report dated January 16, 2018. We also consent to the inclusion of our report dated January 16, 2018 as an exhibit to the Form 10-K.

W. Todd Brooker, P.E.
Senior Vice President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Fort Worth, Texas

March 12, 2018